Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N E W S            R E L E A S E

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2135
FOR IMMEDIATE RELEASE
TUESDAY, APRIL 24, 2007
LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS
INCOME FROM OPERATIONS INCREASES 239 PERCENT
•	Sales Increase 33.1 percent

•	Pro Forma Sales (Giving Effect to Crisa Acquisition) Increase 2.2 Percent

•	Income from operations increases to $10.4 million from $3.1 million in prior year quarter

•	Reported First Quarter Net Loss of $1.8 Million

•	EBITDA of $21.4 Million for First Quarter

•	Guidance for 2007 EBITDA Increased to Range of $100 Million to $108 Million
TOLEDO, OHIO, APRIL 24, 2007—Libbey Inc. (NYSE: LBY) announced today that sales increased 33.1 percent to $179.5 million in the first quarter of 2007 from $134.9 million in the prior year first quarter. Libbey reported a net loss of $1.8 million, or $0.12 per share, for the first quarter ended March 31, 2007, compared to net income of $0.5 million, or $0.04 per share in the prior year quarter.
First Quarter Results
For the quarter-ended March 31, 2007, sales increased 33.1 percent to $179.5 million from $134.9 million in the year-ago quarter. North American Glass sales increased 47.4 percent to $124.7 million (see Table 4). The increase in sales was attributable to the consolidation of the sales of Crisa, the Company’s former joint venture in Mexico, a 30 percent increase in shipments to export customers outside of North America and a more than 18 percent increase in shipments to retail glassware customers. In addition, North American Other sales increased 2.3 percent, as shipments of World Tableware products were up over 14 percent. Shipments to Syracuse China customers were down approximately 7 percent. International sales increased 26.2 percent as the result of increased shipments to customers of Royal Leerdam and Crisal. On a pro forma basis giving effect to the consolidation of Crisa as of January 1, 2006, as detailed in the attached Table 3, sales were up 2.2 percent in total.
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Libbey Inc.
Add 1
The Company reported income from operations of $10.4 million during the quarter, compared to income from operations of $3.1 million in the year-ago quarter. Factors contributing to the increase in the income from operations and higher operating margins were the consolidation of Crisa, higher sales and significantly higher production activity. Partially offsetting these improvements were higher natural gas expenses and expenses related to the start up of Libbey’s new facility in China.
Earnings before interest and taxes (EBIT) increased to $12.2 million from $4.5 million in the year-ago quarter. EBIT increased by $10.3 million to $10.9 million for North American Glass as a result of the consolidation of the solid results from Crisa and significantly higher operating activity in the U. S. operations. North American Other reported EBIT for the first quarter of 2007 of $3.8 million compared to a $0.5 million in the year-ago quarter benefiting from higher sales of World Tableware products, a $1.1 million gain on the sale of excess land in Syracuse, NY and significantly higher production activity at Syracuse China. The International segment reported an EBIT loss of $2.5 million primarily related to expenses at Libbey China, lower production activity in Portugal and higher natural gas costs in Europe, compared to income of $3.4 million in the first quarter of 2006.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA), as detailed in Table 1, was $21.4 million in the first quarter of 2007 compared to pro forma EBITDA of $22.2 million in the year-ago quarter, as detailed in Table 3.
As a result of Libbey’s refinancing consummated on June 16, 2006, which resulted in higher debt and higher average interest rates, interest expense increased $12.0 million compared to the year-ago period
The effective tax rate increased to 47.5 percent for the quarter, compared to 33.0 percent in the year-ago quarter. This increase was driven by a $1.6 million credit that was awarded to Crisa in the first quarter of 2007 related to new furnace technology. Libbey reported its net loss was $1.8 million, or $0.12 per diluted share, compared to diluted earnings per share of $0.04 in the first quarter of 2006.
Working Capital and Liquidity
As of March 31, 2007, working capital, defined as inventories and accounts receivable less accounts payable, increased by $9.4 million from $190.8 million to $200.2 million compared to December 31, 2006, due to seasonal working capital needs.
Free cash flow as detailed in the attached Table 2, was a use of $7.8 million as compared to a use of $16.6 million in the first quarter of 2006. The primary contributors were $11.6 million lower capital expenditures and proceeds from asset sales and other items of $2.1 million offset by increased working capital.
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Libbey Inc.
Add 2
Libbey reported that it had available capacity of $71.7 million under its Asset Based Loan (ABL) credit facility as of March 31, 2007. This compares to availability of $44.7 million at December 31, 2006.
Outlook for 2007
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are pleased with the strength of our North American Glass business performance. We experienced healthy increases in retail glassware, export and World Tableware shipments during the quarter. Sales to European glassware customers were also very strong. Crisa, our Mexican glass tableware operation, continued to contribute as planned during the consolidation of the facilities in Mexico, and we look forward to fully harvesting those savings later in 2007.” He added, “We expect second quarter sales to be in the range of $200 million to $205 million and EBITDA to be between $30 million and $31 million in the second quarter of 2007. This is expected to result in earnings per diluted share of between $0.11 and $0.16, using a tax rate of 30 percent.”
Mr. Meier added, “As the result of a good first quarter, finishing on the high side of our EBITDA guidance, and given the strong sales performance, improving margins and our continued expectation for savings from our Crisa operations later in 2007, we are increasing our guidance for 2007 EBITDA to a range of $100 million to $108 million.”
Libbey also confirmed that shipments from its new glass tableware facility in China started as scheduled in March 2007.
Webcast Information
Libbey will hold a conference call for investors on Tuesday, April 24, 2007, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporateir.net/phoenix.zhtml?p=iroleventDetails&c=64169&eventID=1531086. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
Analyst and Investor Meeting
As previously announced, Libbey will host an analyst and investor meeting in Monterrey, Mexico at its Crisa facility starting on April 25, 2007. Presentations by management will be Webcast starting at 3 p.m. Eastern Daylight Time on Wednesday April 25, 2007. The presentation will be simulcast live on the Internet on both www.libbey.com and http://phx.corporateir.net/phoenix.zhtml?p=iroleventDetails&c=64169&eventID=1533740. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the presentation.
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Libbey Inc.
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This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2007. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability to successfully integrate the operations of Crisa and recognize the expected synergies, the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa provides.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China that started production in 2007;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal,
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Libbey Inc.
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provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2006, Libbey Inc.’s net sales totaled $689.5 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED		Percent
	March 31, 2007	March 31, 2006	Change
Net sales	$179,496	$134,866	33.1%
Freight billed to customers	475	457

Total revenues	179,971	135,323

Cost of sales	147,556	113,177

Gross profit	32,415	22,146	46.4%

Selling, general and administrative expenses	22,034	19,086

Income from operations	10,381	3,060	239.2%
Equity earnings — pretax	—	1,065
Other income	1,845	396

Earnings before interest, income taxes and minority interest	12,226	4,521	170.4%
Interest expense	15,564	3,609

(Loss) income before income taxes and minority interest	(3,338)	912	(466.0%)
(Credit) provision for income taxes	(1,584)	301

(Loss) income before minority interest	(1,754)	611	(387.1%)
Minority interest	—	(96)

Net (loss) income	$(1,754)	$515	(440.6%)

Net (loss) income per share:
Basic	$(0.12)	$0.04

Diluted	$(0.12)	$0.04	(400.0%)

Weighted average shares:
Outstanding	14,362	14,037

Diluted	14,362	14,037

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2007	December 31, 2006	March 31, 2006
	(unaudited)		(unaudited)
ASSETS

Cash	$28,397	$41,766	$6,502
Accounts receivable — net	97,085	99,203	72,244
Inventories — net	168,971	159,123	121,388
Deferred taxes	3,987	4,120	8,744
Other current assets	11,137	13,632	5,494

Total current assets	309,577	317,844	214,372

Investments	—	—	77,489

Other assets	43,491	38,674	35,727

Goodwill and purchased intangibles — net	205,385	206,372	61,508

Property, plant and equipment — net	313,884	312,241	215,118

Total assets	$872,337	$875,131	$604,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,591	$226	$11,167
Accounts payable	65,817	67,493	40,070
Accrued liabilities	81,449	78,946	55,090
Pension liability (current portion)	1,389	1,389	—
Nonpension postretirement benefits (current portion)	3,252	3,252	—
Payable to Vitro	19,715	—	—
Other current liabilities	688	1,487	1,138
Long-term debt due within one year	794	794	825

Total current liabilities	174,695	153,587	108,290

Long-term debt	485,974	490,212	272,343
Pension liability	79,998	77,174	56,097
Nonpension postretirement benefits	38,295	38,495	45,330
Payable to Vitro	—	19,673	—
Other liabilities	8,129	8,140	5,204

Total liabilities	787,091	787,281	487,264
Minority interest	—	—	130

Total liabilities and minority interest	787,091	787,281	487,394

Common stock, treasury stock, capital in excess of par value and warrants	175,008	174,141	169,392
Retained deficit	(42,395)	(40,282)	(17,805)
Accumulated other comprehensive loss	(47,367)	(46,009)	(34,767)

Total shareholders’ equity	85,246	87,850	116,820

Total liabilities and shareholders’ equity	$872,337	$875,131	$604,214

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2007	March 31, 2006
Operating activities
Net (loss) income	$(1,754)	$515
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,216	8,335
Equity earnings — net of tax	—	(832)
Gain on asset sales	(1,569)	—
Change in accounts receivable	2,404	7,238
Change in inventories	(7,903)	1,788
Change in accounts payable	(4,269)	(7,335)
Pension & nonpension postretirement	2,587	1,639
Other operating activities	1,251	(6,550)

Net cash (used in) provided by operating activities	(37)	4,798

Investing activities
Additions to property, plant and equipment	(9,793)	(21,439)
Proceeds from asset sales and other	2,069	—

Net cash used in investing activities	(7,724)	(21,439)

Financing activities
Net borrowings	(5,315)	20,252
Dividends	(359)	(351)

Net cash (used in) provided by financing activities	(5,674)	19,901

Effect of exchange rate fluctuations on cash	66	—

(Decrease) increase in cash	(13,369)	3,260

Cash at beginning of period	41,766	3,242

Cash at end of period	$28,397	$6,502

In accordance with the SEC’s Regulation G, the following tables 1 and 2 provide non-GAAP measures used in the earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of Net Income to earnings before interest, taxes, depreciation and amortization (EBITDA)
(Dollars in thousands)

	Three months ended March 31,
	2007	2006
Reported net (loss) income	$(1,754)	$515

Add:
Interest expense	15,564	3,609
(Credit) provision for income taxes	(1,584)	301
Depreciation and amortization ( 2006 adjusted for minority interest)	9,216	8,282

EBITDA	$21,442	$12,707

Table 2
Reconciliation of net cash provided by operating activities to free cash flow
(Dollars in thousands)

Net cash (used in) provided by operating activities	$(37)	$4,798
Less:
Capital expenditures	9,793	21,439
Plus:
Proceeds from asset sales and other	2,069	—

Free cash flow	$(7,761)	$(16,641)

Table 3
Summary Consolidated Pro forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquisition (closed on June 16, 2006) as if it occurred on January 1 of 2006.

Three months
ended March 31,
2006
Libbey
Net sales	$134,866

Earnings before interest and tax (EBIT)	4,521

Less: minority interest (5% for Crisal)	(96)

EBIT	4,425

Pro forma adjustments:
Equity earnings	(1,065)

Libbey pro forma EBIT	3,360

Depreciation & amortization (adjusted for minority interest)	8,282

Libbey pro forma earnings before interest, tax, depreciation and amortization (EBITDA)	$11,642

Crisa
Net sales	$47,566

Earnings before interest and tax (EBIT)	4,543

Pro forma adjustments:
Pension expense	1,319
Profit sharing expense	780
Vitro corporate tax	643
Rent expense	235
Other	(18)

Total Crisa pro forma adjustments	2,959

Crisa pro forma EBIT	7,502

Depreciation & amortization	3,054

Crisa pro forma earnings before interest, tax, depreciation and amortization (EBITDA)	$10,556

Net sales adjustments and eliminations	(6,787)

Libbey consolidated
Pro forma net sales	$175,645

Pro forma EBIT	$10,862

Pro forma EBITDA	$22,198

Table 4
Summary Business Segment information
(Dollars in thousands)

	Three months ended March 31,
	2007	2006
Net sales:
North American Glass	$124,726	$84,635
North American Other	27,435	26,824
International	29,783	23,596
Eliminations	(2,448)	(189)

Consolidated net sales	$179,496	$134,866

Earnings (loss) before interest & taxes (EBIT):
North American Glass	$10,938	$634
North American Other	3,769	462
International	(2,481)	3,425

Consolidated EBIT	$12,226	$4,521

Depreciation & Amortization:
North American Glass	$5,761	$4,789
North American Other	880	874
International	2,575	2,672

Consolidated depreciation & amortization	$9,216	$8,335

Reconciliation of EBIT to Net loss:
Segment EBIT	$12,226	$4,521
Interest Expense	15,564	3,609
Income Taxes	(1,584)	301
Minority Interest	—	(96)

Net (loss) income	$(1,754)	$515

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.